                               SCHEDULE 14A
                              (Rule 14a-101)
                 INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION
            Proxy Statement Pursuant to Section 14(a) of the
                     Securities Exchange Act of 1934

Filed by the Registrant  [ X ]
Filed by a party other than the registrant  [   ]
Check the appropriate box:
[   ]  Preliminary proxy statement
[ X ]  Definitive proxy statement
[   ]  Definitive additional materials
[   ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             INTERSYSTEMS, INC.
_______________________________________________________________________
             (Name of Registrant as Specified in its Charter)

                             Clare J. Attura
_______________________________________________________________________
                 (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ X ] $125 per Exchange Act 0-11(c)(1)(ii), 14a-6(i)(1) or Rule 14a-
6(j)(2)
[   ] $500 per each party to the controversy pursuant to Exchange Act
Rule 14a-6(i)(3)
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
and 0-11
    (1) Title of each class of securities to which transaction applies:

_______________________________________________________________________
    (2) Aggregate number of securities to which transaction applies:

_______________________________________________________________________
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

_______________________________________________________________________
    (4) Proposed maximum aggregate value of transaction:

_______________________________________________________________________
[   ] Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing fee for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid: _______________________
    (2) Form, schedule or registration statement no.: _________________
    (3) Filing party: __________________________________
    (4) Date filed: ____________________________

                             INTERSYSTEMS, INC.

                           ----------------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD OCTOBER 29, 1996

                           ----------------------




TO OUR STOCKHOLDERS:

    You are cordially invited to attend the Annual Meeting of Stockholders of InterSystems, Inc. (the "Company") to be held on Tuesday, October 29, 1996, at 10:00 a.m., at the offices of the Company at 537 Steamboat Road, 4th Floor, Greenwich, Connecticut 06830, for the following purposes:

         1. to elect two directors;

         2. to transact such other business as may properly come before the meeting or any adjournment of the meeting.

    Only stockholders of record at the close of business on September 18, 1996 will be entitled to notice of and to vote at the meeting.

    Please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States, so that your shares may be represented at the meeting.

                                By Order of the Board of Directors


                                        David S. Lawi
                                        Secretary

Houston, Texas
September 18, 1996

                           INTERSYSTEMS, INC.
                         8790 WALLISVILLE ROAD
                          HOUSTON, TEXAS  77029

                           ------------------

                            PROXY STATEMENT

                           ------------------

The accompanying proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on October 29, 1996 and at any adjournment of the meeting. The proxy may be revoked at any time before it is exercised by notice, in writing, to the secretary of the Company.

    The Board of Directors has fixed the close of business on September 18, 1996 as the record date for the meeting. On that date, the Company had outstanding 6,378,343 shares of common stock. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting or at any adjournment of the meeting. Each such stockholder will be entitled to one vote for each share held and may vote in person or by proxy authorized in writing. Holders of the Company's common stock have no cumulative voting rights in the election of directors.

   The principal executive offices of the Company are located at 8790 Wallisville Road, Houston, Texas 77029. The proxy statement and form of proxy are being sent to stockholders on or about September 18, 1996.

                          ELECTION OF DIRECTORS
                          ---------------------

    In 1988, the Company adopted a classified Board of Directors, which divided the directors into three classes. At each annual meeting, the successors to the class of directors whose term expires at that meeting are elected to serve a three-year term and until their successors are elected and qualified. Accordingly, the Directors whose terms expire in 1996 are nominees for re-election at the 1996 Annual Meeting of Stockholders. The nominees named by the Board of Directors are Mr. David S. Lawi and Mr. Walter M. Craig, Jr.

   The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the nominees named by the Board of Directors of the Company and listed below. If, by reason of death or other unexpected occurrence, the nominee is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominee as the Board of Directors of the Company may propose.

    The nominees and directors are presented below by class.
                                   Director         Term as
                                   of the           Director
Name                     Age       Company Since    Expires in
- ----                     ---       -------------    ----------

Nominees for Director
David S. Lawi             61           1984            1996
Walter M. Craig, Jr.      42           1993            1996

Other Directors
Daniel T. Murphy          54           1986            1997
William Lurie             65           1995            1997

Herbert M. Pearlman       63           1984            1998
Fred S. Zeidman           49           1993            1998
John E. Stieglitz         62           1991            1998

Principal Occupation Over the Past Five Years
- ---------------------------------------------
and Other Directorships of Nominee or Director
- ----------------------------------------------

Herbert M. Pearlman Mr. Pearlman has been Chairman of the Company's Board of Directors since March l984. He has served as President, Chief Executive Officer and a Director of Helm Resources, Inc., a diversified public holding company and the holder of approximately 23% of the Company's common stock ("Helm"), since 1980. Since June 1984 he has been Chairman of the Board of Helm. Mr. Pearlman is Chairman of the Board of Directors of Seitel, Inc. ("Seitel") and is currently Chairman of Seitel's Executive Committee. Seitel is a New York Stock Exchange company engaged in acquiring and marketing seismic information to the oil and gas industry. In 1990, Mr. Pearlman became Chairman of the Board of Unapix Entertainment, Inc. ("Unapix"), an American Stock Exchange company which is engaged in marketing and distributing films and television products. In 1994, Mr. Pearlman became Chairman of the Board of ABC Dispensing Technologies, Inc. ("ABC"), a public company which is engaged in the business of designing and manufacturing equipment which dispenses liquids, solids, gases, pastes and gels.

Fred S. Zeidman Mr. Zeidman was appointed President, Chief Executive Officer and a Director of the Company in July 1993. He also serves as President of Interpak Terminals, Inc., a wholly-owned subsidiary of Helm engaged in the packaging and distribution of thermoplastic resins. Previously, Mr. Zeidman served as Chairman of Unibar Energy Services Corporation, one of the largest independent drilling fluids company in the United States, from 1985 to 1991, when it was acquired by Anchor Drilling Fluids of Norway. From April 1992 until July 1993, Mr. Zeidman served as President of Service Enterprises, Inc., which is primarily engaged in plumbing, heating, air conditionaing and electrical installation and repair. From 1983 to 1993, Mr. Zeidman served as President of Enterprise Capital Corporation, a federally licensed small business investment company specializing in venture capital financings.

Walter M. Craig, Jr. Mr. Craig has been President of Professionals' Financial Services, Inc., a Delaware corporation which is in the business of financing receivables of healthcare and other enterprises, since 1993. He has also served as President and a Director of PLB Management Corp., the general partner of The Mezzanine Financial Fund, L.P. (the "Fund"), a Delaware limited partnership which makes collateralized loans to companies, and as President of the Fund, since 1993. Mr. Craig has been a Director of Seitel since 1987 and a director of Unapix since 1993. He has also served as a Director, Executive Vice President and Chief Operating Officer of Helm since 1993. Prior thereto, Mr. Craig served as Vice President for business and legal affairs for Helm.

David S. Lawi Mr. Lawi has been Secretary of the Company since March 1984. He was elected Chairman of the Executive Committee in October 1986. He has been Secretary and a Director of Helm since 1980, and served as Executive Vice President of Helm from 1980 until 1992. Since l982 he has been a Director of Seitel and has been Chairman of Seitel's Executive Committee since 1989. In 1993 he became Secretary and Treasurer of Unapix, and a Director and Chairman of the Executive Committee of Unapix.

William Lurie Mr. Lurie was first elected to the Board of Directors in November 1995 and became Chairman of the Acquisition Committee. Mr.
Lurie is presently serving as Co-Chairman and a Director of Prevention & Early Resolution of Conflicts. Prior thereto, he spent almost 20 years with General Electric Company and ten years with International Paper Company in legal and management positions, including General Counsel, and thereafter served as President of The Business Roundtable for ten years.
He also serves as a Director of Mineral Technologies, Inc. and Seitel.

Daniel T. Murphy Mr. Murphy joined the Company in May 1984 as Vice President-Finance and Operations and has been Executive Vice President of Operations and Chief Financial Officer of the Company since July 1985. Mr. Murphy joined Helm in May 1984 as Vice President and Chief Financial Officer. In January 1996, he was appointed Vice President and Chief Financial Officer of Unapix.

John E. Stieglitz Mr. Stieglitz was appointed to the Board of Directors of the Company in December 1991. Since l976, Mr. Stieglitz has been President of Conspectus, Inc., a privately-held company engaged in providing consulting services in the area of executive recruiting. Mr. Stieglitz has been a director of Helm since 1986, a director of Seitel since 1989 and a director of ABC since January 1995.

Committees and Attendance
- -------------------------

    During 1995, the Company's Board of Directors held two full meetings, which were attended by all of the directors then in office.

    The Board of Directors has an Executive Committee, an Audit Committee and an Acquisition Committee. The Executive Committee is comprised of Messrs. Pearlman, Lawi and Murphy. The function of the Executive Committee is to act on an interim basis for the full Board. The Executive Committee did not meet separately from the full Board of Directors during 1995. The Audit Committee and the Compensation Committee presently is comprised of Mr. Stieglitz. The Audit Committee and the Compensation Committee did not meet separately from the full Board of Directors during 1995. The Acquisition Committee presently is comprised of Mr. Lurie. Mr. Lurie held several meetings during 1995 in connection with the proposed acquisition of Interpak Terminals, Inc. from Helm Resources, Inc.

Compensation of Directors
- -------------------------

    Non-employee directors generally receive a fee of $6,000 in cash and $6,000 of common stock for services they render to the Company, payable on December 31 of each year. In exchange for his agreement to serve as Chairman of the Acquisition Committee, the Company has agreed to pay Mr. Lurie an additional $6,000 in cash and $6,000 in stock, and to issue to him five year options to purchase 20,000 shares of common stock at $1 5/8. In addition, the Company has agreed to issue to Mr. Stieglitz five year options to purchase 10,000 shares of common stock at $1 5/8. All 1995 compensation to Mr. Lurie was paid on a deferred basis. Expenses reasonably incurred in the furtherance of the directors' duties are reimbursed by the Company.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      --------------------------------------------------------------

   Set forth below is certain information as of September 1, 1996 concerning the beneficial ownership of Common Stock (the Company's only class of voting securities) held by each person who is the beneficial owner of more than 5% of the Common Stock, and by each director and by all executive officers and directors of the Company as a group.
                             Amount and Nature
                             of Beneficial            Percent of
Name                         Ownership (1)(2)         Class (2)
- ----                         -----------------        ----------

Beneficial Holders
Helm Resources, Inc.........   1,462,083(3)             23.0%
537 Steamboat Road
Greenwich, CT  06830

John V. Winfield                 576,000(4)              8.8%
2121 Avenue of the Stars
Los Angeles, CA  90067

Officers and Directors
Fred S. Zeidman ............     645,000(5)              9.5%
8790 Wallisville Road
Houston, Texas  77029

Herbert M. Pearlman ........     557,940(6)              8.4%
537 Steamboat Road
Greenwich, CT  06830

David S. Lawi ..............     391,101(7)              5.9%
537 Steamboat Road
Greenwich, CT  06830

Walter M. Craig, Jr.........      25,814(8)               *
Daniel T. Murphy ...........      24,531(9)               *
John E. Stieglitz...........      11,923(10)              *
William Lurie...............         -
All executive officers
and directors
as a group (7 persons) ....    1,656,309(11)             22.0%
- ----------------------
* Less than 1%

(1) Except as otherwise indicated, each named holder has, to the best of the Company's knowledge, sole voting and investment power with respect to the shares indicated.

(2) Includes shares that may be acquired within 60 days by any of the named persons upon exercise of any right.

(3) Includes shares issuable upon exercise of Common Stock Purchase Warrants expiring December 31, 1999 at $3.50 per share which were issued as a dividend to the holders of common stock in October 1991 (the "Dividend Warrants") (6,035) and upon conversion of 10% Convertible Subordinated Debentures due 2001 at $1.83 per share (the "10% Debentures") (16,393).

(4) Includes 192,000 shares held by InterGroup Corporation, 2121 Avenue of the Stars, Los Angeles, CA 90067, with respect to which Mr. Winfield is Chairman of the Board. Also includes 192,000 shares that are issuable upon exercise a like amount of Common Stock Purchase Warrants expiring January 15, 2000 at $1.80 per share, 96,000 of which are held by Mr. Winfield directly and 96,000 of which are held by InterGroup Corporation.

(5) Includes shares issuable upon exercise of stock options (400,000) and Common Stock Purchase Warrants expiring June 30, 2000 at $1.50 per share (the "Warrants") (15,000). See "Employment Arrangements- -Zeidman Agreement."

(6) Includes shares issuable upon exercise of stock options (62,500), Dividend Warrants (77,551), Warrants (45,000), Common Stock Purchase Warrants expiring July 11, 2000 at $1.125 per share issued in lieu of compensation (the "Employment Warrants") (33,333), conversion of Series A 10% Convertible Subordinated Debentures due June 30, 2001 at $1.35 per share (the "Series A 10% Debentures") (148,148), and conversion of 8% Convertible Debentures due January 31, 2004 at $1.43 per share (the "8% Debentures") (13,356). Does not include shares held by Mr. Pearlman's wife and children as to which he disclaims beneficial ownership.

(7) Includes shares issuable upon exercise of stock options (39,062), Dividend Warrants (73,875), Employment Warrants (16,667), Series A 10% Debentures (148,148) and 8% Debentures (17,483). Does not include shares held by Mr. Lawi's wife and children as to which he disclaims beneficial ownership.

(8) Includes shares issuable upon exercise of stock options (8,594) and Dividend Warrants (3,750).

(9) Includes shares issuable upon exercise of stock options (9,375) and Dividend Warrants (2,000) and conversion of 10% Debentures (5,464) and 8% Debentures (7,692).

(10) Includes shares issuable upon exercise of Warrants (5,000) and conversion of 8% Debentures (1,923).

(11) Includes shares issuable upon exercise of stock options (519,531), Dividend Warrants (157,176), Warrants (65,000) and Employment Warrants (50,000), and conversion of Series A 10% Debentures (296,296), 10% Debentures (5,464) and 8% Debentures (40,454).

Section 16(a) Beneficial Ownership Reporting Compliance
- -------------------------------------------------------

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") and the American Stock Exchange initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based upon a review of reports and amendments thereto furnished to the Company during, and with respect to, its most recent fiscal year, and written representations furnished to the Company, it appears that all such reports required to be filed were filed on a timely basis, except that a report on Form 4 for Helm Resources, Inc. reporting a private sale of 60,000 shares of common stock was filed late.

                          EXECUTIVE COMPENSATION
                          ----------------------

    Set forth below is certain information with respect to cash and noncash compensation awarded to, earned by or paid to the Company's Chief Executive Officer during 1995. With the exception of Mr.
Pearlman, no executive officers of the Company earned over $100,000 for the fiscal year ended December 31, 1995.

                        SUMMARY COMPENSATION TABLE
                        --------------------------
Name and                                Annual Compensation
Principal                               -------------------
Position               Year                    Salary
- ---------              ----                    ------

Fred S. Zeidman,       1995                    $ 50,000
President and          1994                      50,000
CEO (1)                1993                      18,138

Herbert Pearlman,      1995                     100,000
Chairman               1994                     100,000
                       1993                     100,000
____________

(1) Mr. Zeidman joined the Company in July 1993.  See "Employment
Arrangements--Zeidman Agreement" below.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL
    --------------------------------------------------------------
                    YEAR-END OPTION/SAR VALUE TABLE
                    -------------------------------

    The following table sets forth aggregated option exercises in the last fiscal year, the number of unexercised options and fiscal year-end values of in the money options for the Chief Executive Officer.

                                                       Value of
                                      Number of        Unexercised
              Shares                  Unexercised      In-the-money
              Acquired                Options at       Options at
              on                      Fiscal year-end  fiscal year end
              Exercise    Value       Exercisable/     Exercisable/
    Name        (#)     Realized ($)  Unexercisable    Unexercisable
    ----      --------  ------------  --------------   --------------

Fred S.
Zeidman          -          -         300,000/100,000  $18,750/$6,250

Herbert M.
Pearlman         -          -          62,500/ -          -  /  -

                        EMPLOYMENT ARRANGEMENTS

     The specific material terms of the agreements for the current executive officers of the Company are set forth below.

Zeidman Agreement
- -----------------

    Mr. Zeidman and the Company have entered into a three-year employment agreement pursuant to which Mr. Zeidman will serve as President and Chief Executive Officer of the Company. Pursuant to the employment agreement, Mr. Zeidman will receive a base salary of $150,000 per year and a bonus beginning in 1994 of 2% of the first $1 million in net income of the Company, 3% of the second $1 million of net income and 4% of all net income in excess of $2 million, not to exceed 150% of salary. Mr. Zeidman has also received options to purchase 200,000 shares of Common Stock at $2.00 per share and options to purchase 200,000 shares of Common Stock at $3.00 per share which were fully vested at June 30, 1996.

    Mr. Zeidman also serves as President and Chief Executive Officer of Interpak Terminals, Inc. ("Interpak"), a wholly-owned subsidiary of Helm Resources, Inc. Mr. Zeidman allocates his time between the Company and Interpak, and Interpak contributes a portion of the Company's contracted salary directly to Mr. Zeidman in compensation of his services based upon the relative amount of time spent at each company, thereby reducing the amount of salary payable by the Company. During both 1995 and 1994, Mr. Zeidman spent approximately 33% of his time on the business of the Company and received approximately $100,000 in compensation from Interpak for his services to that corporation in 1995 and 1994, and $66,700 in 1993, respectively. He also received a $10,000 bonus from Interpak in 1995 and 1994.

    The Company's agreement with Mr. Zeidman also provides that the Board of Directors will continue to cause Mr. Zeidman to be elected as a member of the Board of Directors of the Company and a member of the Board of Directors of Interpak Terminals, Inc., until the earlier of such time as his ownership in the common stock of the Company is under 100,000 shares, or his death or voluntary resignation. In addition, he has received from Helm Resources, Inc. a five year option to purchase 16,667 shares of common stock of Helm at $1.50 per share, which vests over a three year period, and the right to receive from Interpak Terminals, Inc. an option to purchase such number of shares of each class of capital stock of Interpak Terminals, Inc. and any securities convertible or exchangeable into or carrying the right to purchase such class of capital stock as will equal two percent of such class on a fully diluted basis if a public offering of Interpak Terminals securities is consummated before June 2003. The option price would be equal to the public offering price, less applicable underwiting discounts and commissions.

Pearlman Agreement
- ------------------

    Mr. Pearlman is a party to an employment agreement which provides for his employment as Chairman of the Company for a term ending December 31, 1997, and renewable thereafter at the Company's option on a year to year basis. The agreement, as amended, provides for a base salary of approximately $240,000, which has been voluntarily reduced to $100,000. In addition, Mr. Pearlman is entitled to an annual bonus equal to 5% of the Company's consolidated pre-tax profits, less the amount paid to Mr. Pearlman by Helm for the Company's consolidated earnings for the year, which are reflected in Helm's financial statements as a result of Helm's ownership in the Company.
    Upon a change in Helm's control of the Board, the agreement provides that each officer may terminate his employment under the agreement upon 18 months notice and receive, upon conclusion of that period, after diligently carrying out his duties, a lump sum severance payment equal to 18 months salary. The agreement provides that upon the expiration of the term, if the officer's employment is not continued, he will be entitled to a severance payment of two years' salary continuation (unless employment is secured elsewhere).

    If employment continuation is offered but declined by the officer, the officer must act as a consultant for two years at 50% of his latest salary, during which time he may not provide services for any competitors.

   In July 1995, the Company granted to Mr. Pearlman 100,000 common stock purchase warrants, which have an exercise price of $1.125 per share, vest 33% per year beginning with the year of grant and expire on July 11, 2000. The warrants were granted in lieu of cash compensation owing to Mr. Pearlman under his employment agreements, which had been voluntarily waived for several years prior to 1995.

David S. Lawi
- -------------

  Mr. Lawi's contract contains essentially the same provisions as Mr. Pearlman's agreement, except that it provides for a current base salary of $130,000, which has been voluntarily reduced to $50,000, and a bonus of 2.5% of the Company's consolidated pre-tax profits for each fiscal year, less the amount paid to Mr. Lawi by Helm for the Company's consolidated earnings for the year which are reflected in Helm's financial statements as a result of Helm's ownership in the Company.

    In July 1995, the Company granted to Mr. Lawi 50,000 common stock purchase warrants, which have an exercise price of $1.125 per share, vest 33% per year beginning with the year of grant and expire on July 11, 2000. The warrants were granted in lieu of cash compensation owing to Mr. Lawi under his employment agreement, which had been voluntarily waived for several years prior to 1995.

Daniel T. Murphy
- ----------------

    Mr. Murphy's contract contains essentially the same provisions as Mr. Pearlman's agreement, except that it provides for a current base salary of $90,000, and a bonus at the discretion of the Board of Directors. Effective November 1, 1995, Mr. Murphy agreed to accept $56,000 from the Company, with the balance to be paid by affiliates of the Company for whom he renders services.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
             ----------------------------------------------------

    During 1995, management of Helm provided various administrative, managerial, financial, legal and accounting services to the Company and the Company paid Helm $5,153 during, and accrued an additional $47,767 at December 31, 1995 for such services.

    In the fall of 1994, the Company obtained a line of credit in the maximum amount of $250,000 from the Mezzanine Financial Fund, L.P. (the "Fund"), a Delaware limited partnership in which Helm holds a 9% limited partnership interest, which line was increased to $450,000 during 1995. The loan bears interest at 15% per annum plus a 10% enhancement fee thereafter, which fee is payable in common stock of the Company, entitles the Fund to receive 2,000 common stock purchase warrants for each month that the loan is outstanding and is secured by a note receivable from the sale of the Trading Business. The loan matured on December 31, 1995 and was paid in full in March 1996 using proceeds from the December 1995 private placement. At December 31, 1995, $337,500 remained outstanding under the line. Messrs. Pearlman, Lawi and Craig are limited partners of, and Mr. Craig is President of, the Fund.

    In January, 1995, Professionals' Financial Services, Inc. ("PFS"), which is controlled by Messrs. Herbert Pearlman, David Lawi and Walter M. Craig, Jr., made a $100,000 accounts receivable line of credit available to The Tropical Manufacturing Group, Inc.("TMG"), which is a party to an operating agreement and a letter of intent for the purchase of assets with Tropical Systems, Inc. ("TSI"), a subsidiary of InterSystems Nebraska. Effective upon the execution of the operating agreement in

October 1995, no further accounts receivable of TMG were purchased under the line of credit, and PFS entered into a substitute accounts receivable line of credit in the amount of $250,000 with TSI. At December 31, 1995, $203,804.39 was outstanding under the TMG line of credit and $193,610.21 was outstanding under the TSI line of credit.

    In September 1995, the Fund loaned TMG $50,000 and in October 1995, the Fund loaned TSI $50,000. These lines of credit mature on December 31, 1996 and bear interest at the rate of interest charged to the Company in connection with the Fund's loan to the Company. Both lines are guaranteed by the Company. These loans were repaid in full in February 1996 using proceeds from the private placement.

    In December 1995, a corporation controlled by Mr. Fred Zeidman made a $100,000 unsecured loan to the Company. The rate of interest on this loan was 15%, payable monthly, and the loan was repaid in full in February 1996 using proceeds from the private placement.

Acquisition of InterSystems Nebraska
- ------------------------------------

    In connection with the August 1993 purchase from Helm of all of the outstanding capital stock of InterSystems Nebraska, additional consideration is payable to Helm in the form of an earnout and a royalty.

Performance Earnout. Helm is entitled to receive a performance earnout payable in the event that InterSystems Nebraska's average earnings before federal income taxes, related party management fees and non-recurring or extraordinary expense ("EBTME") in 1992 through 1995 inclusive, exceeds $550,000. If during this period, the average EBTME of InterSystems Nebraska exceeds $550,000, the Company is required to pay to Helm an amount equal to six (6) times such excess (the "Earnout Payments"). Earnout Payments are required to be made commencing March 1994 (for any Earnout Payment payable under the formula for 1992 and 1993), and each successive year thereafter, as necessary, until March 1996. The March 1994 Earnout Payment covers average EBTME for 1992 and 1993. The March 1995 Earnout Payment covers average EBTME for 1992 through and including 1994. The March 1996 Earnout Payment covers average EBTME for 1992 through and including 1995. In the event of a reduction of average EBTME for any period from the average EBTME for previous periods, no refund of Earnout Payments will be made. However, the Payments due in March 1995 and 1996 will reflect a credit of the payments previously made toward the total earnout payment owed.
Earnout Payments may be made, at the Company's option, by delivering cash, shares of common stock (valued at the average closing sale price on the American Stock Exchange for the 60 days preceding delivery), by delivering to Helm shares of the Company's common stock having an aggregate value of such Earnout Payment or other agreed upon consideration or by the retirement of indebtedness of Helm to the Company. InterSystems Nebraska's EBTME for the years 1995, 1994, 1993 and 1992 was $567,000, $507,000, $666,000 and $420,000, respectively.
No Earnout Payment was due for March 1994, March 1995 or March 1996.

Royalty Arrangements. In addition to the base purchase price and the earnout payments, Helm also is entitled to receive royalties on three classes of InterSystems Nebraska products that were developed with the assistance of Helm, and that have not yet had a material impact on InterSystems Nebraska's sales to date. These three products are: a sampler used to sample, among other things, wood chips and coal; a higher capacity sampler used to sample, among other things, wood pulp, cement and coal; and a radius bottom conveyor.
With respect to each of these three products, Helm will receive a royalty of 5% of all net sales of such products exceeding certain established thresholds (which thresholds approximated the highest annual net sales for each of the products during the last three years), payable on an annual basis for the 15-year period following the closing (the "Royalties"). In no case can the annual Royalties paid to Helm in any year with respect any of the products licensed exceed 10% of the annual gross profit of such product, calculated in accordance with the accounting procedures and practices currently employed by InterSystems Nebraska. Royalties to Helm on account of 1995 sales were approximately $7,000, which remained unpaid at December 31, 1995, as compared to $5,000 in 1994.

                        VOTING ON THE PROPOSALS
                        -----------------------
    With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals (but not on the election of directors) and will be counted as present for purposes of the item on which the abstention is noted. Likewise, broker non-votes are counted for purposes of determining the presence or absence of a quorum with respect to a given proposal, but they are not counted for purposes of determining whether the proposal has been approved. Accordingly, abstentions and broker non-votes have the effect of a negative vote.

                      INDEPENDENT PUBLIC ACCOUNTANTS
                      ------------------------------

    The Board of Directors has selected BDO Seidman, LLP as independent auditors for the Company for the year ended December 31, 1996. BDO Seidman, LLP has served as independent auditors for the Company since 1985. The Company has been advised that representatives of BDO Seidman, LLP will attend the Annual Meeting of Stockholders, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                       PROPOSALS BY STOCKHOLDERS
                       -------------------------

    Proposals that stockholders wish to include in the Company's proxy statement and form of proxy for presentation at the next Annual Meeting of Stockholders must be received by the Company at 8790 Wallisville Road, Houston, Texas 77029, Attention David S. Lawi, prior to July 1, 1997.

                             MISCELLANEOUS
                             -------------

    The Board of Directors knows of no other matters that are to be brought before the meeting. However, if any other matters do come before the meeting, the persons named on the enclosed form of proxy or their substitutes will vote in accordance with their judgment on those matters.

      The cost of solicitation of proxies, including expenses in connection with preparing, assembling and mailing this proxy statement, will be borne by the Company. The solicitation will be made by mail and may also be made by officers or regular employees of the Company personally or by telephone or telegram. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners.

Houston, Texas
September 18, 1996

                           INTERSYSTEMS, INC.

                             FORM OF PROXY

    The undersigned hereby appoints HERBERT M. PEARLMAN AND FRED ZEIDMAN, and each of them with full power of substitution, proxies to vote all shares of common stock of InterSystems, Inc. (the "Company") owned by the undersigned at the Annual Meeting of Stockholders on October 29, 1996 and at any adjournment thereof on the items of business set forth below and on such other business as may properly come before the meeeting.

             ELECTION of each of David S. Lawi and Walter M. Craig, Jr. as director until his successor shall be duly elected.

             FOR  [___]      WITHHOLD AUTHORITY  [___]

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), PRINT NAME(S) BELOW

______________________________________________________________________

    This proxy is solicited on behalf of the Board of Directors. If the undersigned fails to specify how the proxy is to be voted, it will be voted FOR the election of the nominees.


Date:____________, 1996                   ________________________ (L.S.)
                                          Signature of Stockholder


                                          ________________________ (L.S.)

                                  (Please sign your name exactly as it
                                  appears on the proxy.  When signing as
                                  attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give your full title as such.
                                  Each joint owner should sign the consent.)


















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